PROSPECTUS SUPPLEMENT NO. 1	Filed Pursuant to Rule 424(b)(3)
(To Prospectus Dated February 2, 2006)	Registration No. 333-129827

17,250,000 SHARES

CLARIENT, INC.

COMMON STOCK

This prospectus supplement supplements information contained in that certain prospectus dated February 2, 2006 of Clarient, Inc., or the Company, relating to the offer and sale from time to time of up to 15,000,000 shares of the Company’s outstanding common stock, and up to 2,250,000 shares of the Company’s common stock issuable upon exercise of warrants, which are held by certain stockholders and warrant holders named in the prospectus under the section entitled “Selling Stockholders.” This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any amendments or supplements thereto.

The following amends and supplements the information set forth on the prospectus under the caption “Selling Stockholders” with respect to the selling stockholders named below and the respective shares of common stock beneficially owned by such selling stockholders that may be offered pursuant to the prospectus:

Selling Stockholder	Number of Shares of Common Stock Beneficially Owned Prior to this Offering(1)		Number of Shares of Common Stock Being Offered by this Prospectus	Shares of Common Stock Beneficially Owned After the Offering(2)
				Number	Percentage

Castle Creek Technology Partners LLC	200,000	(15)	200,000	0	*

Warrant Strategies Fund LLC	30,000	(17)	30,000	0	*

(15)

Consists of 200,000 shares of common stock. As investment manager under a management agreement, Castle Creek Partners LLC may exercise dispositive and voting power with respect to the shares owned by Castle Creek Technology Partners LLC. Castle Creek Partners LLC disclaims beneficial ownership of such shares. Daniel Asher is the managing member of Castle Creek Partners LLC. Mr. Asher disclaims beneficial ownership of the shares owned by Castle Creek Technology Partners LLC.

(17)

Consists of 30,000 shares of common stock issuable upon exercise of warrants. Mr. Sean Molloy, as a portfolio manager of Warrant Strategies Fund LLC, and whose business address is 350 Madison Avenue, 11th Floor, New York, New York 10017, exercises voting and dispositive power over the shares beneficially owned by Warrant Strategies Fund LLC, which is a Delaware limited liability company. Mr. Molloy disclaims beneficial ownership of such shares. Castle Creek Technology Partners LLC assigned warrants to purchase up to 30,000 shares of common stock subject to this prospectus to Warrant Strategies Fund LLC in November 2008.

All information in this prospectus supplement is as of November 21, 2008.

The date of this prospectus supplement is November 21, 2008.